Exhibit 99.06

Pazoo, Inc. Experiences Over 500% Increase
In Per Visitor Time Spent On Website

Whippany, N.J., August 12, 2014 Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that over the past month www.pazoo.com has experienced more than a 500% increase in the amount of time that a visitor spends on the website.   In the month of June, a visitor was spending just under 5 minutes per visit to the website.  In the past two weeks, a visitor to the website is now spending over 26 minutes on www.pazoo.com.

This increase is a direct result of premium current and up to date health and wellness content posted on the website on a daily basis, as well as the new technology platform recently implemented.  While the new technology platform was being installed, Pazoo.com suspended its social media campaigns. As a result, the website did see a reduction in the total number of visitors per day to the website.  However, social media campaigns are again being ramped up. Traffic on www.pazoo.com is quickly increasing and it is not only expected to reach recently reported levels, but in the near future is expected to surpass the highest levels previously recorded.

Ben Hoehn, C.O.O. of Pazoo, Inc, stated, “We are very excited that our social media initiatives and our new technology platform is all set and is showing very strong initial results.  This is the perfect set up for us leading into what is expected to be a robust holiday season”.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness online portal with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM
SOURCE Pazoo, Inc.
Release Date: August 12, 2014